Exhibit 99.1

First National Bank Enters Into Agreement to Purchase Branch Location from Bangor Savings Bank

DAMARISCOTTA and BANGOR, Maine, September 3, 2020 – First National Bank, a subsidiary of The First Bancorp, Inc. (NASDAQ: FNLC), and Bangor Savings Bank, a subsidiary of Bangor Bancorp, MHC, jointly announced today that the two banks have signed a definitive agreement for First National Bank to purchase a bank branch located at 1 Belmont Avenue in Belfast, Maine. As part of the transaction, First National Bank will acquire deposit accounts totaling approximately $16.5 million as of August 31, 2020, as well as $23.5 million in loan balances.
The 1 Belmont Avenue branch in Belfast is one of six locations to be acquired by Bangor Savings Bank through its pending merger with Damariscotta Bankshares, Inc., parent of Damariscotta Bank & Trust Company (DB&T). Bangor Savings Bank and DB&T will work with First National Bank to ensure as seamless a transition as possible for the Belfast customers of DB&T. Customers of the existing Bangor Savings Branches in Belfast, located at 7 Belmont Plaza and 106 Main Street, will not be impacted.

“We are excited to expand our branch network into the Belfast market,” noted Tony C. McKim, President & Chief Executive Officer of First National Bank. “The Belfast branch at 1 Belmont Avenue will provide an opportunity to serve a new customer base and enhance our ability to serve our existing customers in Waldo County. We intend to retain the existing employees at the branch as they will make the transition as easy as possible for our new customers coming from DB&T. The transaction is expected to be immediately accretive to earnings.”

“With the announcement of the sale of this location, we are hopeful that we will receive the remaining necessary regulatory approvals to complete the acquisition of DB&T," said Bob Montgomery-Rice, President & Chief Executive Officer of Bangor Savings Bank. "Our team will work closely with First National Bank in the conversion process to support employees, customers, and our community through the transition. We look forward to continuing to serve existing Bangor Savings Bank customers in Belfast.”

The final value of the transaction is estimated to be $24.8 million, which includes the loans, an assignment of a ground lease, leasehold improvements, and furniture and equipment for the Belfast location, plus the premium paid for the deposits. The transaction is subject to regulatory approval and is expected to close in the fourth quarter of 2020 after completion of the pending DB&T acquisition. Over the next several weeks, First National and DB&T will be communicating directly with customers of the Belfast branch to guide them through the process and assist with any questions. Information on the transition will be regularly updated on First National’s website at www.TheFirst.com.

About The First Bancorp

The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.2 billion in assets. The Bank provides a complete array of commercial and retail banking services through sixteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. For more information, please contact Richard M. Elder, the First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195.

About Bangor Bancorp, MHC

Bangor Savings Bank, with more than $5.4 billion in assets, offers retail banking to consumers as well as comprehensive commercial, corporate, payroll administration, merchant services, and small business banking services to businesses. The Bank, founded in 1852, is in its 168th year with 57 branches in Maine and New Hampshire and on the Web at www.bangor.com. The Bangor Savings Bank Foundation was created in 1997. Together the Bank and its Foundation invested more than $2.5 million into the community in the form of sponsorships, grants, and partnership initiatives last year. Bangor Savings Bank is an equal opportunity employer. Member FDIC.  For more information, please contact Kate Rush, SVP and Director of Community Relations at 207.974.4189.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in The First Bancorp’s filings with the Securities and Exchange Commission.